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                                                            Exhibit 23.5


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
of eshare.com, Inc.

We consent to the inclusion of our report dated April 16, 1999 (except as to Note 12, which is as of June 15, 1999), on the balance sheet of eshare.com, Inc. (formerly eshare Technologies, Inc.) as of December 31, 1998, and the related statements of operations, redeemable preferred stock and stockholders' deficit and cash flows for the year then ended, in the registration statement on Form S-4 and related joint proxy statement/prospectus of divine, inc. and eshare communications, Inc.


/s/ KPMG LLP


Melville, New York
August 29, 2001